SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 14, 2002

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 9.	Regulation FD Disclosure

     Federated Department Stores, Inc. today reported diluted earnings per share from continuing operations of 66 cents for the second quarter of 2002, exceeding the company's original guidance of 50-60 cents a share. This compared to diluted earnings of 50 cents a share from continuing operations in the same 13-week period last year, excluding restructuring charges related to the closing of Stern's and the conversion of Liberty House stores into Macy's.

Federated's income from continuing operations totaled $133 million for the quarter ended August 3, 2002, an increase of 8.5 percent over income of $124 million for the same period last year.

     For the first half of 2002, Federated reported diluted earnings per share from continuing operations of $1.09, compared to 92 cents a share in the same period of 2001, excluding the restructuring charges. The company's income from continuing operations for the first half of 2002 was $222 million, an increase of 22 percent over income of $182 million in the same period of 2001.

     James M. Zimmerman, Federated's chairman and chief executive officer, said the company's second quarter earnings performance reflects strong gross margins that more than offset weaker-than-anticipated sales.

     Federated's CEO and CFO intend to certify the company's financial statements, as required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, in connection with the filing of the company's 10-Q when due on or before September 17, 2002.

Sales

     Sales of $3.486 billion for the second quarter of 2002 were flat with sales of $3.488 billion in the same period last year. On a same-store basis, Federated's second quarter sales were down 2.8 percent.

     Sales in the first 26 weeks of 2002 totaled $6.939 billion, a decrease of 1.5 percent from sales of $7.044 billion in the same period last year. On a same-store basis, Federated's first-half sales were down 2.9 percent.

New stores opened in the second quarter included a new Bon Marche department store in Yakima, WA, and a Burdines furniture store in Fort Lauderdale, FL.

Operating Income

     Operating income in the second quarter was $300 million or 8.6 percent of sales. This compares to operating income of $213 million or 6.1 percent of sales for the second quarter of 2001, including restructuring charges, or $247 million or 7.1 percent of sales excluding those charges.

     For the first 26 weeks of 2002, Federated's operating income totaled $521 million or 7.5 percent of sales. This compares to operating income of $391 million or 5.5 percent of sales for the same period last year, including restructuring charges, or $470 million or 6.7 percent of sales excluding those charges.

Discontinued Operations

     Discontinued operations in the quarter showed an after-tax gain of $149 million resulting from the disposition of most of the Fingerhut core catalog assets, including the receivables. For the year to date, discontinued operations produced cash of $622 million.

Cash Flow

     During the first half of 2002, cash increased by $762 million compared to $35 million in the same period last year. At the end of the second quarter, cash on the balance sheet totaled approximately $1.4 billion.

Earnings/Sales Expectations

     Federated's current earnings expectations from continuing operations for the remainder of fiscal 2002 are unchanged at $2.45 - $2.65 a share. By quarter, the company's guidance is for earnings per share of 35-45 cents in the third quarter and $2.05 - $2.20 for the fourth quarter.

     Federated now expects a 1-3 percent same-store sales increase for the fall season, given the current weakness in the economy and the company's recent lower-than-anticipated sales trend. This compares to prior guidance of 3-3.5 percent for the same period.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.6 billion. Federated currently operates more than 460 stores in 34 states, Guam and Puerto Rico, under the names of Macy's, Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus and Rich's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

# # #

(NOTE: Weekly sales updates are available at 513/579-7987 and on the Internet at www.fds.com. A live webcast of the first quarter earnings call with analysts can be accessed through the Federated website, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2002	2001	2002	2001

Net Sales	$3,486	$3,488	$6,939	$7,044

Cost of Sales:

Recurring (Note 2)	2,051	2,128	4,129	4,286

Inventory valuation adjustments related to Stern's closure	-	7	-	26

Total cost of sales	2,051	2,135	4,129	4,312

Percent to sales	58.8%	61.2%	59.5%	61.2%

Selling, general and administrative expenses (Note 3)	1,135	1,113	2,289	2,288

Percent to sales	32.6%	31.9%	33.0%	32.5%

Restructuring charges (Note 4)	-	27	-	53

Percent to sales	-%	0.8%	-%	0.8%

Operating Income	300	213	521	391

Percent to sales	8.6%	6.1%	7.5%	5.5%

Interest expense - net	(78)	(78)	(152)	(156)

Income from Continuing Operations Before Income Taxes	222	135	369	235

Federal, state and local income tax expense (Note 5)	(89)	(11)	(147)	(53)

Income from Continuing Operations	133	124	222	182

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		26 Weeks Ended
	August 3,	August 4,	August 3,	August 4,
	2002	2001	2002	2001

Discontinued Operations:

Loss from discontinued operations, net of tax effect	-	(14)	-	(14)

Income on disposal of discontinued operations, net of tax effect (Note 6)	149	-	149	-

Net Income	$ 282	$ 110	$ 371	$ 168

Basic Earnings (Loss) per Share:
Income from continuing operations (Notes 3 and 4)	$ .66	$ .63	$ 1.10	$ .93
Income (loss) from discontinued operations	.74	(.07)	.74	(.08)
Net income	$ 1.40	$ .56	$ 1.84	$ .85

Diluted Earnings (Loss) per Share:
Income from continuing operations (Notes 3 and 4)	$ .66	$ .62	$ 1.09	$ .90
Income (loss) from discontinued operations	.73	(.07)	.73	(.07)
Net income	$ 1.39	$ .55	$ 1.82	$ .83

Diluted earnings per share from continuing operations, excluding restructuring charges (Note 7)	$ .66	$ .50	$ 1.09	$ .92

Average common shares:
Basic	201.5	194.6	201.6	196.3
Diluted	203.5	199.6	203.7	201.8

Depreciation and amortization expense (Note 3)	$ 168	$ 168	$ 333	$ 337

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)

Because of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended August 3, 2002 and August 4, 2001 (which do not include the Christmas season) are not indicative of such results for the fiscal year. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)

Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 26 weeks ended August 3, 2002 or August 4, 2001.

(3)

Includes amortization expense of $7 million, or $.03 per diluted share, for the 13 weeks ended August 4, 2001 and $14 million, or $.06 per diluted share, for the 26 weeks ended August 4, 2001 related to goodwill and indefinite lived intangible assets. Effective February 3, 2002, Federated adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and upon implementation of this standard, Federated ceased amortizing goodwill and indefinite lived intangible assets.

(4)

Restructuring charges for the 13 and 26 weeks ended August 4, 2001 represent costs and expenses associated with the closure of the Stern's department store division, including severance, advertising and duplicate central office costs, and expenses associated with the Macy's West integration of Liberty House, Inc., primarily duplicate central office costs. The impact of the restructuring charges and related inventory valuation adjustments on the 13 and 26 weeks ended August 4, 2001 was $.10 and $.24 per diluted share, respectively.

(5)

Income tax expense for the 13 and 26 weeks ended August 4, 2001 reflects a $44 million benefit, $.22 per diluted share, related to the recognition of the effect of the difference between the financial reporting and tax bases of the Company's investment in Stern's Department Stores, Inc. upon disposition.

(6)

During July, 2002, Federated completed the sale of Fingerhut's core catalog accounts receivable portfolio, with the buyer assuming $450 million of receivables-backed debt, and the sale of various Fingerhut assets, including two distribution centers, the corporate headquarters, a data center, existing inventory, the Fingerhut name, customer lists and other miscellaneous property and equipment. Proceeds from these sales and collections on customer accounts receivable prior to the sale, net of operating expenses, exceeded the amount estimated to be received through wind-down of the portfolio and liquidation of the assets, resulting in an adjustment to the loss on disposal of discontinued operations totaling $236 million of income before income taxes.

(7)

Excludes the after income tax impact of the inventory valuation adjustments and the restructuring charges related to the closure of the Stern's department store division and the integration of Liberty House, Inc., as well as the tax benefit associated with the related disposition of Stern's Department Stores, Inc. (See Notes 4 and 5).

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	August 3,	February 2,	August 4,
	2002	2002	2001
ASSETS:
Current Assets:
Cash	$ 1,398	$ 636	$ 257
Accounts receivable	2,676	2,379	2,153
Merchandise inventories	3,657	3,376	3,813
Supplies and prepaid expenses	135	124	140
Deferred income tax assets	16	21	26
Assets of discontinued operations	593	1,812	2,452
Total Current Assets	8,475	8,348	8,841

Property and Equipment - net	6,389	6,506	6,541
Goodwill - net	305	305	289
Other Intangible Assets - net	378	378	384
Other Assets	544	575	563

Total Assets	$16,091	$16,112	$16,618

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,919	$ 1,012	$ 599
Accounts payable and accrued liabilities	2,731	2,645	2,698
Income taxes	42	57	116
Liabilities of discontinued operations	322	1,068	905
Total current liabilities	5,014	4,782	4,318

Long-Term Debt	3,402	3,859	4,713
Deferred Income Taxes	1,299	1,345	1,275
Other Liabilities	551	562	542
Shareholders' Equity	5,825	5,564	5,770

Total Liabilities and Shareholders' Equity	$16,091	$16,112	$16,618

Note:

On July 5, 2002, the Company took certain actions which resulted in the consolidation of a master trust, the principal assets and liabilities of which consist of non-proprietary credit card receivables and the related debt issued by the trust. These actions increased the Company's consolidated assets and debt by $479 million at July 5, 2002.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)
(millions)
	26 Weeks Ended August 3, 2002	26 Weeks Ended August 4, 2001
Cash flows from continuing operating activities:
Net income	$ 371	$ 168
Adjustments to reconcile net income to net cash provided by continuing operating activities:
(Income) loss from discontinued operations	(149)	14
Depreciation and amortization	331	321
Amortization of intangible assets	-	14
Amortization of financing costs	4	3
Amortization of unearned restricted stock	2	2
Restructuring charges	-	79
Changes in assets and liabilities:
Decrease in accounts receivable	308	309
Increase in merchandise inventories	(281)	(130)
Increase in supplies and prepaid expenses	(11)	(17)
Increase in other assets not separately identified	(27)	(36)
Increase (decrease) in accounts payable and accrued liabilities not separately identified	75	(105)
Decrease in current income taxes	(15)	(128)
Decrease in deferred income taxes	(41)	(72)
Increase (decrease) in other liabilities not separately identified	(11)	1
Net cash provided by continuing operating activities	556	423

Cash flows from continuing investing activities:
Purchase of property and equipment	(219)	(221)
Capitalized software	(23)	(32)
Increase in note receivable	(39)	-
Acquisition of Liberty House, Inc., net of cash acquired	-	(173)
Disposition of property and equipment	-	27
Net cash used by continuing investing activities	(281)	(399)

Cash flows from continuing financing activities:
Debt issued	-	672
Financing costs	-	(10)
Debt repaid	(35)	(353)
Increase in outstanding checks	13	49
Acquisition of treasury stock	(139)	(270)
Issuance of common stock	26	48
Net cash provided (used) by continuing financing activities	(135)	136

Net cash provided by continuing operations	140	160
Net cash provided (used) by discontinued operations	622	(125)
Net increase in cash	762	35
Cash at beginning of period	636	222

Cash at end of period	$ 1,398	$ 257

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: August 14, 2002	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary